EXHIBIT 14.1

ALJ REGIONAL HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(as adopted by the Audit Committee of the Board of Directors on December 17, 2015)

I.	PURPOSE AND INTENT

It is the policy of ALJ Regional Holdings, Inc. and its subsidiaries (collectively, the “Company”) to conduct their affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which they do business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. Whenever the word “you” is used in this Code it refers to all of the persons listed in the previous sentence. This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K.

This Code is designed to promote:

• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

• compliance with applicable governmental laws, rules and regulations;

• the prompt reporting to the appropriate person (as set forth herein) of violations of this Code; and

• accountability for adherence to this Code.

The Company has established standards for behavior that affects the Company; and employees, officers and directors should comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Chairman of the Audit Committee of the Board of Directors or the Company’s Chief Financial Officer in such situations. If you are aware of a situation that you believe may violate or lead to a violation of this Code, follow the guidelines under “Compliance and Reporting” below.

It is not possible to document a code of business conduct and ethics that will define the proper conduct and ethical behavior for every situation that may arise. As a general policy, however, the pervasive theme of the Company must be one of honesty and integrity at all times in all transactions. Specific policies concerning certain aspects of ethical business conduct are discussed herein, but the following are not in any way meant to be a complete code of business conduct and ethics.

II.	POLICIES
A.	COMPLIANCE WITH LAWS AND REGULATIONS

The activities of the Company and each employee are expected to be in full compliance with the letter and spirit of all applicable laws, rules and regulations. Employees should take an active role by being knowledgeable about all applicable laws, rules and regulations, attending trainings and requesting information. Employees are required to promptly report regulatory violations, or suspected regulatory violations, to a supervisor or the Chief Financial Officer.

B.	CONFLICTS OF INTEREST

A conflict of interest arises when your private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal considerations or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the Executive Chairman or such officer’s designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors should discuss any concerns with the Chairman of the Audit Committee of the Board of Directors or the Company’s Chief Financial Officer.

C.	CORPORATE OPPORTUNITIES AND RESOURCES

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain, or compete with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

1. You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

2. Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

3. Employees may not accept loans from any person or entities having or seeking business with the Company (other than conventional loans from lending institutions).

4. Employees designated by the Company as “Section 16(b) Officers” and directors may not receive loans from the Company, nor may the Company arrange for any loan, except as permitted under the Sarbanes-Oxley Act.

D.	BUSINESS RELATIONSHIPS AND COMPETITION

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee, officer and director must endeavor to deal fairly with the Company’s collaborators, vendors, customers, suppliers, competitors or other persons doing or seeking to do business with the Company and should not take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair-dealing practice.

1. Fair competition laws, including the U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting collaborators, vendors, customers, suppliers or other persons doing or seeking to do business with the Company.

2. Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with any collaborator, vendor, customer, supplier or other person doing or seeking to do business with the Company.

•  You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company.

•  You must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any collaborator, vendor, customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value.  Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor.  If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company.  Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, intended to serve legitimate business goals and in compliance with applicable law.

E.	DEALING WITH GOVERNMENT OFFICIALS

All dealings with government officials, including, but not limited to lobbying, political contributions to candidates, meetings with government agencies, communications with public officials and contracting with government agencies, shall be done in accordance with all applicable national, state and local laws and regulations in each country in which the Company conducts business.

It is the policy of the Company to cooperate fully with all legal and reasonable government investigations. You must promptly notify the Company’s Chief Financial Officer of any government investigation or inquiries from government agencies concerning the Company. You may not destroy any record, books of account or other documents relating to the Company except in accordance with the Company’s document retention policy. If you are aware of a government investigation or inquiry, you may not destroy any record, books of account or other documents relating to the investigation or inquiry.

You must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation or request for information. You must not lie to government investigators or make misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

Individual employees are free to participate in political activities or make personal political contributions, but may not use Company funds or other resources. Any and all political contributions and other payments to public officials made by or on behalf of the Company shall be approved by the Executive Chairman, or his designee, and the Chief Financial Officer. Any and all requests or solicitations for such contributions or payments must be processed through the Chief Financial Officer. Employees must obtain prior approval from the Chief Financial Officer to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy or rule making. This includes grassroots lobbying contacts.

Bribes and kickbacks are criminal acts, strictly prohibited by law.  You must not offer, give, solicit or promise a payment or reward of any kind, directly or indirectly, to any federal, state or local government anywhere in the world.  The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

F.	ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports relating to the Company. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

1. You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with the Company’s policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company. Employees are also responsible for accurately reporting time worked.

2. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees shall comply with generally accepted accounting principles at all times.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

G.	INSIDER TRADING; REGULATION FD; CONFIDENTIAL INFORMATION

The Company is committed to complying with all federal and state securities laws and regulations. Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

1.	Insider Trading

• Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, expansion, asset acquisitions or dispositions, and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the any of the Company’s collaborators, vendors, customers, suppliers, competitors or other person doing or seeking to do business with the Company.

• Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy. If you are uncertain about how this policy may prohibit your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Chief Financial Officer before making any such purchase or sale.

• Trading or helping others trade while aware of inside information has serious legal consequences, even if the insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

2.	Regulation FD

The Company (and individuals acting on its behalf) cannot intentionally disclose material non-public information about the Company to securities professionals or the Company’s securityholders without simultaneously disclosing the same information to the general public. If the Company (or individuals acting on its behalf) inadvertently discloses material non-public information (i.e., it later determines that the information was not public or was material), then the Company must make a public disclosure as soon as reasonably practicable (but no later than 24 hours) after a senior official of the Company learns of the disclosure and knows that the information disclosed was material or non-public, or both.

3.	Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its collaborators, vendors, suppliers and customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or any collaborators, vendors, customers, suppliers, competitors or other person doing or seeking to do business with the Company if disclosed. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company.  Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place.  This prohibition applies particularly to inquiries concerning the Company from the media, investment professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders.  All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons.  If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer.  These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

III.	APPROVALS AND WAIVERS; COMPLIANCE AND REPORTING
A.	APPROVALS AND WAIVERS

1. Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing to the appropriate person as specified herein. Notwithstanding any provision herein to the contrary, approvals relating to Section 16(b) officers and directors must be obtained from the Audit Committee of the Board of Directors.

2. Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Notwithstanding any provision herein to the contrary, waiver of those provisions relating to Section 16(b) officers and directors may only be granted by the Audit Committee of the Board of Directors, and must be promptly disclosed to stockholders as required by SEC and stock exchange rules. All other waivers may be granted by the appropriate person as specified herein, or in other Company communications.

B.	COMPLIANCE AND REPORTING

1. Strict compliance with these policies is required. In addition, employees are required to promptly report any violation of these policies which they observe or of which they have knowledge to the Chief Financial Officer. Employees who do not comply with these policies, or who fail to report violations of this policy, are subject to immediate disciplinary action, up to and including dismissal. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

2. Any questions regarding particular business conduct should be addressed to the employee’s supervisor or the Chief Financial Officer of the Company. Any employee who is unsure whether any particular conduct may violate these policies is encouraged to seek guidance before proceeding. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or the Chief Financial Officer of the Company. Directors are encouraged to discuss any issues or concerns with the Chairman of the Audit Committee of the Board of Directors or the Chief Financial Officer of the Company.

3. If you have concerns relating to the Company’s accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the Company’s Audit Committee of the Board of Directors at ALJ Regional Holdings, Inc., 244 Madison Avenue, PMB #358, New York, NY 10016, Attention: Chairman of the Audit Committee of the Board of Directors.

In addition to the reporting procedures set forth above, reporting of issues related to this policy may be made by employees anonymously through the Company’s reporting hotline by calling 888 611 7742, which is coordinated by an independent third party provider.

All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without merit by the Chief Financial Officer.  In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

4. When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

We are providing anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

5. All conversations, calls and reports made under this policy in good faith will be taken seriously. Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

C.	DEALINGS WITH INDEPENDENT AUDITORS

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in the light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC.  No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

D.	POLICY PROHIBITING UNLAWFUL RETALIATION OR DISCRIMINATION

1. Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

• provides information or assists in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below); or

• files, testifies, participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

2. This policy applies in any instance where such information or assistance is provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees.

For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

• securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

• violations of SEC rules or regulations; or

• violations of any federal law relating to fraud against stockholders.

IV.	DISSEMINATION AND AMENDMENT

The Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The Company reserves the right to amend, alter or terminate the Code at any time for any reason; provided, however, that changes in this Code may only be made by the Board of Directors and must be promptly disclosed to stockholders. The most current version of this document can be found at www.aljregionalholdings.com.

This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

ALJ Regional holdings, inc.

244 Madison Avenue, PMB 358

New York, NY 10016

Re: ALJ Regional Holdings, Inc. Code of Business Conduct Employee Certification

To All ALJ Regional Holdings, Inc. Directors, Officers and Employees:

ALJ Regional Holdings, Inc. is committed to the highest standards in all aspects of its business. To confirm that commitment, attached is the new ALJ Code of Business Conduct. The Code, which emphasizes integrity, ethics, and fairness, elaborates on many of the legal and ethical principles to which we must all adhere.

We expect every director, officer and employee to comply in every respect with all applicable laws and regulations and to conduct the Company’s business in a way that protects and promotes our valuable reputation. We will continue to compete vigorously in the marketplace, but we will not deviate from these fundamental principles in doing so. All directors, officers and employees of ALJ and its direct and indirect subsidiaries are responsible for complying with this Code. Senior managers will be responsible for ensuring that all employees receive a copy of the Code.

Obviously, the Code cannot address every conceivable situation we face. It can only set out general legal and ethical principles, and employees and directors must use good judgment in applying them. If any employee, director or officer needs further guidance regarding compliance with applicable laws and this Code, he or she should contact supervisors, managers or other appropriate personnel as discussed in this Code.

Sincerely,

Executive Chairman

CERTIFICATION

I have received a copy of the Company's Code of Business Conduct and have read and understand the Code. I agree that my continued employment is dependent on my compliance with the Company's policies as set forth in the Code. I accept that I have an obligation to report any violation of these policies in the manner set forth in the Code.

Dated:	Signature

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